EXHIBIT 21.1
Coleman Cable, Inc. Subsidiaries

Subsidiary	Jurisdiction of Organization
Baron Wire & Cable Corp.	Illinois
CCI Enterprises, Inc.	Delaware
CCI International, Inc.	Delaware
Lakeside Drive Associates, Inc.	Delaware
Oswego Wire Incorporated	Texas
The Dekalb Works Company	Illinois